[TRUMP HOTELS & CASINO RESORTS LETTERHEAD]



                                  March 6, 1998


Mark Brown



Dear Mr. Brown:

     This letter will serve to confirm our understanding and agreement pursuant to which Trump's Castle Associates t/a Trump Marina Hotel Casino ("Trump") has agreed to employ you, and you have agreed to be employed by Trump commencing as of the date hereof, and expiring December 31, 2000 or such later date pursuant to Paragraph 13 hereof ("Expiration Date"), unless terminated earlier pursuant to Paragraph 12 or 14 hereof.

1. You shall be employed by Trump in the capacity of President and Chief Operating Officer to perform such duties as are commonly attendant upon such offices and shall report directly to Trump's Chief Executive Officer.

2.   a.   During the term of this Agreement, you shall be paid an annual base salary at the rate of not less than Four Hundred Fifty Thousand ($450,000) Dollars for the calendar year 1998, payable periodically in accordance with Trump's regular payroll practices. Said annual base salary shall increase to Four Hundred Seventy-Five Thousand ($475,000) Dollars commencing January 1, 1999 and to Five Hundred Thousand ($500,000) Dollars commencing January 1, 2000. In addition to the base salary, you shall be entitled to any bonus or stock options provided by Trump at its discretion.

     b. You shall, in addition to monetary compensation, receive a car allowance of One Thousand ($1,000) Dollars per month.

3. On the first anniversary of your employment with Trump and on all subsequent anniversary dates, your annual salary will be reviewed in accordance with Trump's regular policies therefor. Any increase of your annual salary shall be in Trump's sole and absolute discretion.

4. You shall be afforded coverage under Trump's employee insurance programs in such form and at such levels as Trump, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.


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Mark Brown
March 6, 1998
Page 2

5.   a.   You shall be entitled to participate in Trump's executive benefit programs in such form and at such levels as Trump, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

     b. You shall also have free use of hotel valet and laundry services and executive comping privileges at such levels, if any, as Trump in its sole and absolute discretion, shall establish from time to time for similarly situated executives.

6. You agree that until the Expiration Date and so long as Trump continues to pay your salary as provided herein, you shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located in Atlantic City, New Jersey. You acknowledge and agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of Trump, imposes no undue hardship on you and is not injurious to the public.

7. You hereby agree that throughout the term of this Agreement you shall devote your full time, attention and efforts to Trump's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without Trump's prior written consent. You will promptly communicate to Trump, in writing when requested, any marketing strategies, technical designs and concepts, and other ideas pertaining to Trump's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by Trump. You acknowledge that all of those ideas will be Trump's exclusive property. You agree to sign any documents which Trump deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with Trump in order to allow Trump to take full advantage of those ideas.

8. You acknowledge that you have access to information which is proprietary and confidential to Trump. This information includes, but is not limited to, (1) the identity of customers and prospects, (2) names, addresses and phone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies. You acknowledge and understand that this information must be maintained in strict confidence in order for Trump to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from Trump's premises. Upon termination of your employment, you will immediately return to Trump all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information, and you will not retain copies of those materials.


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Mark Brown
March 6, 1998
Page 3

9. You represent to Trump that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

10. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by Trump during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances, provided that the application of said rules, regulations, policies and/or procedures adopted by Trump is done so in good faith.

11. You hereby represent that you presently hold the New Jersey Casino Control Commission ("Commission") license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

12. Prior to the Expiration Date, Trump may terminate your employment hereunder only under the following circumstances (herein referred to as "Cause"):

     (i) Upon revocation by the Commission of your casino key employee license and the exhaustion of all appeals therefrom, or in the absence of an appeal, the exhaustion of any appeal period from such action;

     (ii) Your conviction of a crime under the law of any jurisdiction which constitutes a disqualifying crime described in N.J.S.A. 5:12-86;

     (iii) You shall become permanently disabled and unable to perform the essential functions of your position;

     (iv)  You die; or

     (v) Any material breach by you of your employment obligations to Trump, such as theft by you from Trump or fraud committed by you upon Trump, provided such breach is based upon objectively verifiable evidence, and that any termination pursuant to this clause shall be done so in good faith.

In the event of a termination pursuant to this paragraph, Trump shall pay to you your compensation under Paragraph 2 hereof earned to the date of termination and shall have no further liability or obligation to you under this Agreement, provided however, that in the event the termination is pursuant to (iii) or (iv) above, you shall be entitled to receive a severance payment in an amount equal to six (6) months' compensation based upon your then current salary. This payment shall be a lump sum payment and shall be paid immediately upon such termination pursuant to (iii) or (iv) above.

Mark Brown
March 6, 1998
Page 4

13. Trump agrees to begin negotiations for an extension or renewal of the then current Agreement at least 180 days before the expiration of the then current term of said Agreement. You agree to notify Trump within ninety
     (90) days of the provision of said Agreement as to whether the proposed terms are acceptable or whether you are requesting amendments or further modifications. In the event you are not notified of an intent to renew or extend said Agreement within said 180 day period, you shall be free to contact other potential employers and to discuss possible employment to begin at the expiration of the existing contract with Trump.

14.  a.   You may terminate this Agreement upon written notice to Trump at any time following a Change of Control, which termination shall be effective on the thirtieth day after such notice. For purposes of this Paragraph, a Change in Control means (i) the acquisition of Trump or over thirty-five (35%) percent of THCR's common stock or equivalent limited partnership interests by an unrelated entity, (ii) Nicholas L. Ribis is no longer employed as the President and Chief Executive Officer of THCR or (iii) the sale or long-term lease of all or substantially all of the assets of Trump. In the event of a termination pursuant to this Paragraph, you will receive in a lump sum payment the full amount of the unpaid compensation payable pursuant to Paragraph 2 hereof through the Expiration Date as last extended and the restrictions contained in Paragraph 6 hereof shall be null and void.

     b. In the event you are transferred to a position located outside of Atlantic City, New Jersey you shall have the right to terminate this Agreement as of the effective date of said action. In the event of said action on your part, you shall be entitled to a severance payment in an amount equal to three (3) months' compensation based upon your then current salary. In the event you do not exercise this right with seven (7) days of the occurrence of said transfer, this Agreement shall remain in full force and effect.

15. Trump shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if Trump does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act.

16. You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

Mark Brown
March 6, 1998
Page 5

17. You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 6, 7, and 8 of the Employment Contract and that a breach may cause irreparable injury to Trump which could not be compensated by money damages. Accordingly, Trump will be entitled to enforce this Employment Contract by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.

18. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement, I consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties and may not be modified or amended without the written agreement of both parties.

     If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicate copy of this letter enclosed herewith.


Very truly yours,


TRUMP'S CASTLE ASSOCIATES
BY: Trump's Castle Hotel & Casino, Inc.
      General Partner



                                            Agreed and Consented to:


BY:  /s/ NICHOLAS L. RIBIS                   /s/ MARK BROWN
     ----------------------------            --------------------------------
     NICHOLAS L. RIBIS                       MARK BROWN
     President and
     Chief Executive Officer                 3/12/98
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                                             DATE